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                                                                    EXHIBIT 99.2
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                      GREAT PLAINS TO ACQUIRE FRX SOFTWARE


FARGO, ND, FEBRUARY 22, 2000 -- Great Plains (Nasdaq: GPSI), a leading provider of fully integrated e-business solutions for the midmarket, today announced a definitive agreement to acquire FRx Software Corporation, the standard for midmarket financial reporting. FRx financial reporting applications have been marketed with Great Plains solutions through an OEM agreement since 1994. As a result of the merger, Great Plains and FRx plan to expand their Web-centric analytic applications to include additional e-reporting and business intelligence applications.

FRx Software Corporation will operate as a wholly owned subsidiary of Great Plains. FRx will continue to market its industry-leading financial reporting and analytic applications under the FRx brand through its existing distribution agreements with more than 25 other vendors and will continue to develop new distribution relationships. This wholly owned subsidiary of Great Plains will be managed by Chris Scherpenseel, formerly FRx Chief Operating Officer, who will assume the role of president of the subsidiary. Great Plains will continue to market the FRx applications as strategic components of its leading e-business solutions, Dynamics and eEnterprise.

Great Plains intends to acquire FRx Software by the issuance of approximately 1,000,000 shares of Great Plains common stock. The parties have entered into a definitive agreement subject to certain closing conditions. The transaction would be accounted for as a purchase accounting transaction.

Great Plains expects to gain more than 165 team members located in Denver with extensive financial domain expertise and experience in developing applications for the fast-growing analytic applications market.

"FRx is very excited about the opportunities that this merger offers. We are confident that this will be a powerful and successful relationship for our partners and customers," said Chris Scherpenseel, newly named president of FRx.

The planned acquisition of FRx Software Corporation allows Great Plains, FRx and their partners to deliver powerful analytical solutions to help customers better manage their businesses. Great Plains Enterprise Reporting, a sophisticated global consolidation and group reporting solution, and FRx's industry-leading financial reporting applications will form the foundation of a broad suite of Web-centric analytical applications for midmarket and emerging enterprise customers.


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ABOUT FRX SOFTWARE
FRx Software provides financial reporting and analytic applications that increase corporate productivity and significantly improve corporate decision-making. The company's products streamline the financial process. Founded in 1994 and headquartered in Denver, its products interface with more than 50 leading ERP and accounting applications and are used in more than 80,000 customer sites worldwide. More information about FRx Software can be found at www.frxsoftware.com.

ABOUT GREAT PLAINS
Great Plains (Nasdaq: GPSI) delivers integrated front office/back office e-business solutions for the midmarket. Great Plains offers e-business applications for financials, distribution, enterprise reporting, project accounting, electronic commerce, human resource management, manufacturing, sales and marketing management, and customer service and support. Great Plains' solutions are sold and implemented by a unique worldwide network of independent partner organizations that share the company's commitment to lasting customer relationships. Named four times to the "Top 100 Companies to Work for in America" list, Great Plains has more than 1,460 team members worldwide. More information about Great Plains can be found at www.greatplains.com.

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This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements about the expected consummation of the acquisition of FRx Software Corporation and the future benefits Great Plains expects to derive as a result of such acquisition. There exist a number of factors that could cause actual results to differ materially from those indicated. Such factors include: completion of the acquisition as anticipated; Great Plains' success in integrating FRx Software Corporation into its own operations; dependence upon distribution channels; competition; customer demand, pricing, and other factors set forth in the Company's Annual Report.


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their respective companies.